                                  EXHIBIT 5.1


               [letterhead of Blank Rome Comisky & McCauley LLP]



                                 July 30, 1999


SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, PA 19087

Gentlemen:

   We have acted as counsel to SunGard Data Systems Inc. in connection with the preparation of the Registration Statement on Form S-8 to be filed by SunGard with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 434,396 shares of common stock, par value $.01 per share ("Common Stock"), by SunGard pursuant to the Decalog NV (formerly known as Decalog BV) Stock Option Plan and the MINT Software Technologies Ltd., (formerly known as Manof Communication Systems (International) Ltd.) 1993 Stock Option Plan and 1997 Stock Option Plan
(collectively, the "Plans").   This opinion is furnished pursuant to the
requirement of Item 601(b)(5) of Regulation S-K.

   Although as counsel to SunGard we have advised SunGard in connection with certain matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which SunGard has engaged or its day-to-day operations.

   In rendering this opinion, we have examined the following documents: (i) SunGard's Certificate of Incorporation and Bylaws, as amended as of the date hereof; (ii) resolutions of SunGard's Board of Directors relating to the adoption of the Plans and any amendments thereto; (iii) the Registration Statement on Form S-8; and (iv) the Plans. We have assumed and relied, as to question of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

   We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the laws of the State of Delaware.

   Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of SunGard which are being offered by SunGard pursuant to the Plans and the Registration Statement, when sold in the manner and for the consideration contemplated by the Plans and the Registration Statement, will be legally issued, fully paid and non-assessable.

   This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

   This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

   We consent to the filing of this opinion as an exhibit to the Registration Statement.

                            Sincerely,

                            BLANK ROME COMISKY & McCAULEY LLP